Exhibit (e)(1)(i)

Amended Schedule A

with respect to the

Distribution Agreement

between

VOYA VARIABLE PRODUCTS TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Portfolio

Voya MidCap Opportunities Portfolio

Voya SmallCap Opportunities Portfolio